Exhibit 15.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 ( Nos. 333-265606, 333-267432) of Woodside Energy Group Ltd of our report dated 27 February 2023 relating to the financial statements of Woodside Energy Group Ltd, which appears in this Form 20-F.

/s/ PricewaterhouseCoopers

Perth, Australia

27 February 2023